Exhibit 21.1

SUBSIDIARIES OF ANDERSEN GROUP INC.

DOMESTIC COMPANIES

Name	Jurisdiction of Incorporation
AT Umbrella LLC	Delaware
Andersen Tax Holdings LLC	Delaware
Andersen Tax LLC	Delaware